UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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GENESCO INC.
(Name of Registrant as Specified in Its Charter)

LEGION PARTNERS HOLDINGS, LLC

LEGION PARTNERS, L.P. I

LEGION PARTNERS, L.P. II

LEGION PARTNERS, LLC

LEGION PARTNERS ASSET MANAGEMENT, LLC

CHRISTOPHER S. KIPER

RAYMOND T. WHITE

MARJORIE L. BOWEN

MARGENETT MOORE-ROBERTS

DAWN H. ROBERTSON

HOBART P. SICHEL

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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LEGION PARTNERS HOLDINGS, LLC

June 7, 2021

Dear Fellow Shareholders:

Legion Partners Holdings, LLC, a Delaware limited liability company, and the other participants in this solicitation (collectively, “Legion” or “we”) are significant shareholders of Genesco Inc., a Tennessee corporation (“Genesco” or the “Company”), who beneficially own, in the aggregate, 888,680 shares of common stock, par value $1.00 per share (the “Common Stock”), of the Company, constituting approximately 5.9% of the outstanding Common Stock. We are seeking your support at the Company’s 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”) to elect our four highly-qualified nominees to the Company’s Board of Directors (the “Board”).

Legion has engaged with Genesco multiple times over the years and, in our view, has a successful record of advocating for value-enhancing actions that benefited our fellow shareholders and helped sharpen the Company’s focus, including pushing for the eventual sale of Lids Sports Group in 2019. Unfortunately, we believe the Board has failed to build on many of the suggestions we previously proposed and is now on a worrying, downward trajectory that could result in the significant loss of shareholder value. While the Board may have recently undertaken a partial refresh, seemingly in response to our original nomination of seven highly qualified candidates, we contend that this incremental change is not enough to break the culture of entrenchment and self-interest atop the Company. Accordingly, we have nominated four highly-qualified, independent candidates for election to the Board at the 2021 Annual Meeting who will bring fresh perspectives to address the issues plaguing the Company.

Legion believes the terms of nine directors who are currently serving on the Board and standing for election expire at the 2021 Annual Meeting. This Proxy Statement is not only soliciting proxies to elect our four nominees, but also the candidates who have been nominated by the Company other than Joanna Barsh, Matthew C. Diamond, Thurgood Marshall, Jr. and Kevin P. McDermott. This gives shareholders who wish to vote for our nominees the ability to vote for a full slate of nine nominees in total. The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement. Your vote to elect our nominees will have the legal effect of replacing four incumbent directors with our nominees. If elected, our nominees will constitute a minority on the Board – accordingly, there can be no guarantee that our nominees will be able to implement the actions that they believe are necessary to unlock shareholder value. However, we believe the election of our nominees is an important step in the right direction for enhancing long-term value at the Company.

We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating and returning the enclosed WHITE proxy card today. The attached Proxy Statement and the enclosed WHITE proxy card are first being sent to the shareholders on or about June 7, 2021.

If you have already voted for the incumbent management slate, you have every right to change your vote by signing, dating and returning a later dated WHITE proxy card or by voting virtually at the 2021 Annual Meeting.

If you have any questions or require any assistance with your vote, please contact Kingsdale Advisors, which is assisting us, at its address and toll-free number listed below.

Thank you for your support, /s/ Christopher S. Kiper Legion Partners Holdings, LLC Christopher S. Kiper

Strategic Shareholder Advisor and Proxy Solicitation Agent

745 Fifth Avenue, 5th Floor, New York, NY 10151

North American Toll Free Phone:

1-888-302-5677

Email: contactus@kingsdaleadvisors.com

Call Collect Outside North America: 416-867-2272

2021 ANNUAL MEETING OF SHAREHOLDERS

OF

genesco INC.
_________________________

PROXY STATEMENT
OF
Legion Partners Holdings, LLC
_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD TODAY

Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion Partners Holdings”), and the other participants in this solicitation (collectively, “Legion” or “we”) are significant shareholders of Genesco Inc., a Tennessee corporation (“GCO”, “Genesco” or the “Company”), who beneficially own, in the aggregate, 888,680 shares of common stock, par value $1.00 per share (the “Common Stock”), of the Company, constituting approximately 5.9% of the outstanding shares of Common Stock. We believe that the Board of Directors of the Company (the “Board”) must be refreshed to ensure that the Board takes the necessary steps to maximize value for all of the Company’s shareholders. We have nominated four highly-qualified directors for election at the 2021 Annual Meeting of Shareholders including any and all adjournments, postponements, continuations or reschedulings thereof, or any other meeting of shareholders held in lieu thereof) (the “2021 Annual Meeting”) who have strong, relevant backgrounds and who are committed to fully exploring all opportunities to unlock shareholder value. The 2021 Annual Meeting will be held in virtual format on July 20, 2021, at 8:00 a.m. Central Time, via a live webcast at www.cesonlineservices.com/gco21_vm, where you will be able to vote electronically and submit questions during the 2021 Annual Meeting. To participate in the 2021 Annual Meeting, you must pre-register at www.cesonlineservices.com/gco21_vm by 8:00 a.m. Central Time on July 19, 2021.

We are seeking your support at the 2021 Annual Meeting for the following:

1.	To elect Legion Partners Holdings’ four director nominees, Marjorie L. Bowen, Margenett Moore-Roberts, Dawn H. Robertson and Hobart P. Sichel (each a “Nominee” and, collectively, the “Nominees”) to hold office until the 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”) and until their respective successors have been duly elected and qualified;

2.	To vote on a non-binding, advisory resolution on the compensation of the Company’s named executive officers;

3.	To vote on a non-binding proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the current fiscal year; and

4.	To transact such other business as may properly come before the 2021 Annual Meeting.

This Proxy Statement and the enclosed WHITE proxy card are first being mailed to shareholders on or about June 7, 2021.

Due to the public health and travel concerns shareholders may have and the changing protocols that federal, state, and local governments may impose as they relate to the current, ongoing COVID-19 pandemic, the Company has disclosed that the 2021 Annual Meeting will be a completely virtual meeting of shareholders, which will be held online via a live webcast at www.cesonlineservices.com/gco21_vm, where you will be able to vote electronically and submit questions during the meeting. No physical meeting will be held on July 20, 2021. You are entitled to participate in the 2021 Annual Meeting only if you are a shareholder of the Company as of the close of business on June 28, 2021 (the “Record Date”), or if you hold a valid proxy for the 2021 Annual Meeting.

The Board is currently composed of eleven directors, two of whom have announced their intention to retire from the Board effective as of the start of the 2021 Annual Meeting, at which point the Board will then be composed of nine directors. Legion believes the terms of all of the nine other directors who are currently serving on the Board and standing for election expire at the 2021 Annual Meeting. Through this Proxy Statement, we are soliciting proxies to elect not only our four Nominees, but also the candidates who have been nominated by the Company, other than Joanna Barsh, Matthew C. Diamond, Thurgood Marshall, Jr. and Kevin P. McDermott. This gives shareholders who wish to vote for our Nominees the ability to vote for all nine directorships up for election. The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement. Your vote to elect our Nominees will have the legal effect of replacing four incumbent directors with our Nominees. If elected, our Nominees will constitute a minority on the Board and there can be no guarantee that our Nominees will be able to implement the actions that they believe are necessary to unlock shareholder value. However, we believe the election of our Nominees is an important step in the right direction for enhancing long-term value at the Company.

The Company has set the close of business on June 28, 2021 as the Record Date for determining shareholders entitled to notice of and to vote at the 2021 Annual Meeting. The mailing address of the principal executive offices of the Company is Genesco Park, 1415 Murfreesboro Pike, Suite 490, Nashville, Tennessee 37217. According to the Company’s definitive proxy statement, as of June 3, 2021, there were 14,955,924 shares of Common Stock and 28,375 shares of Employees’ Subordinated Convertible Preferred Stock outstanding (together with the Common Stock, the “Voting Stock”), each entitled to one vote per share, which will vote together as a single group at the 2021 Annual Meeting.

As of the date hereof, Legion Partners Holdings, Legion Partners, L.P. I, a Delaware limited partnership (“Legion Partners I”), Legion Partners, L.P. II, a Delaware limited partnership (“Legion Partners II”), Legion Partners, LLC, a Delaware limited liability company (“Legion Partners GP”), Legion Partners Asset Management, LLC, a Delaware limited liability company (“Legion Partners Asset Management”), Christopher S. Kiper, and Raymond T. White (collectively, the “Legion Group”) and each of the Nominees (each a “Participant” and collectively, the “Participants”), collectively beneficially own 888,680 shares of Common Stock (the “Legion Shares”). We intend to vote the Legion Shares FOR the election of the Nominees, AGAINST the approval of the non-binding advisory resolution on the compensation of the Company’s named executive officers and FOR the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending January 29, 2022, as further described herein.

We urge you to carefully consider the information contained in this Proxy Statement and then support our efforts by signing, dating and returning the enclosed WHITE proxy card today.

THIS SOLICITATION IS BEING MADE BY LEGION AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF THE COMPANY. WE ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE 2021 ANNUAL MEETING OTHER THAN AS SET FORTH IN THIS PROXY STATEMENT. SHOULD OTHER MATTERS, WHICH LEGION IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE 2021 ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED WHITE PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

LEGION URGES YOU TO SIGN, DATE AND RETURN THE WHITE PROXY CARD IN FAVOR OF THE ELECTION OF THE NOMINEES.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY COMPANY MANAGEMENT OR THE BOARD, YOU MAY REVOKE THAT PROXY AND VOTE ON EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT BY SIGNING, DATING, AND RETURNING THE ENCLOSED WHITE PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE 2021 ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE 2021 ANNUAL MEETING OR BY VOTING ELECTRONICALLY AT THE 2021 ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting—This Proxy Statement and our WHITE proxy card are available at

www.GCOForward.com

IMPORTANT

Your vote is important, no matter the number of shares of Voting Stock you own. Legion urges you to sign, date, and return the enclosed WHITE proxy card today to vote FOR the election of the Nominees and in accordance with Legion’s recommendations on the other proposals on the agenda for the 2021 Annual Meeting.

•	If your shares of Voting Stock are registered in your own name, please sign and date the enclosed WHITE proxy card and return it to Legion, c/o Kingsdale Advisors (“Kingsdale”) in the enclosed postage-paid envelope today.
•	If your shares of Voting Stock are held in a brokerage account or bank, you are considered the beneficial owner of the shares of Voting Stock, and these proxy materials, together with a WHITE voting form, are being forwarded to you by your broker or bank. As a beneficial owner, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your shares of Voting Stock on your behalf without your instructions. As a beneficial owner, you may vote the shares virtually at the 2021 Annual Meeting only if you obtain a legal proxy from the broker or bank giving you the rights to vote the shares.
•	Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

•	You may vote your shares virtually at the 2021 Annual Meeting. Even if you plan to attend the 2021 Annual Meeting, we recommend that you submit your WHITE proxy card by mail by the applicable deadline so that your vote will be counted if you later decide not to attend the 2021 Annual Meeting.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company. Even if you return the Company’s proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us. Remember, you can vote for our four Nominees only on our WHITE proxy card. So please make certain that the latest dated proxy card you return is the WHITE proxy card.

Strategic Shareholder Advisor and Proxy Solicitation Agent

745 Fifth Avenue, 5th Floor, New York, NY 10151

North American Toll Free Phone:

1-888-302-5677

Email: contactus@kingsdaleadvisors.com

Call Collect Outside North America: 416-867-2272

BACKGROUND OF THE SOLICITATION

•	On December 7, 2017, certain members of the Legion Group and other affiliates (the “former Legion Group”) had a call with Mimi Vaughn, at the time serving as Chief Financial Officer of the Company, to discuss the Company’s business, including financial performance, general strategy, and operations.

•	On December 12, 2017, the former Legion Group formed a group with 4010 Partners, LP (together with certain affiliates, “4010 Partners” and, together with the former Legion Group, the “Prior Shareholder Group”) for the purpose of engaging with the Company regarding ways to improve the Company’s valuation, explore opportunities to monetize certain segments of the Company’s business and improve returns on invested capital (“ROIC”) for all shareholders.

•	On December 18, 2017, members of the Prior Shareholder Group had a call with Ms. Vaughn to follow up on the discussion from the previous meeting regarding additional questions on financial performance, compensation and the ability of Genesco to separate and monetize various subsidiaries including Johnston & Murphy Group (“Johnston & Murphy”), Schuh Group (“Schuh”), Lids Sports Group (“Lids”), and Journeys.

•	On January 15, 2018, members of the Prior Shareholder Group had a call with Robert J. Dennis, at the time serving as Chief Executive Officer of the Company, to set up an in-person meeting at the Company’s headquarters in Nashville, TN (the “HQ”) to discuss certain of the Prior Shareholder Group’s concerns regarding the Company and ideas to unlock shareholder value. During the call, the Prior Shareholder Group expressed that while Genesco had strong brands and innovative concepts, total shareholder returns have been poor and ROIC has been in decline for years. The Prior Shareholder Group expressed a view that capital expenditures were far too high and that operating expenditures needed substantial reductions. Further, the Prior Shareholder Group provided that the individual assets of the Company were worth far more than the current trading price of its shares of Common Stock, and that with recently enacted tax reforms, the cost of separating assets appeared to become more favorable. The Prior Shareholder Group suggested that Genesco should focus on monetizing assets and returning capital to shareholders.

•	On January 19, 2018, members of the Prior Shareholder Group had an in-person meeting with Mr. Dennis, Ms. Vaughn, Parag D. Desai, Senior Vice President of Strategy and Shared Services of the Company, and Roger G. Sisson, at the time serving as Senior Vice President, Secretary and General Counsel of the Company, at the HQ to discuss the Company’s share price underperformance, opportunities to conduct a full strategic review and the appointment of two directors to the Board. The Prior Shareholder Group expressed its concerns that the Company had a bloated cost structure and went through its findings at the meeting, including peer benchmarking work.

•	On February 13, 2018, Genesco announced publicly that the Company was initiating a formal process to explore the sale of Lids. The Board concluded through a strategic review process that such a sale was in the best interests of the Company and its shareholders. The Board established a special committee, consisting of four independent directors, to oversee the Lids sale process and retained PJ SOLOMON to advise the special committee and the Board in this matter.

•	On February 15, 2018, members of the Prior Shareholder Group had a call with Mr. Dennis to discuss the Company’s recent announcement to sell Lids, including the timing and process of the sale and the Company’s plan for use of the proceeds from a potential sale. In addition, the Prior Shareholder Group inquired regarding how and when the strategic process had been initiated and what the scope of the review included. The Prior Shareholder Group expressed that it was not satisfied with the decision to sell only Lids. The Prior Shareholder Group noted that, given the process described, it felt that the Board was too insular and needed further refreshment. The Prior Shareholder Group also requested that if PJ SOLOMON had not been hired to conduct a full strategic review that they be hired to do so immediately. Mr. Dennis offered few details and suggested that the parties have a subsequent discussion on the matter.

•	On February 26, 2018, members of the Prior Shareholder Group had a call with Mr. Dennis to follow up on the discussion from the previous meeting regarding the Company’s sale of Lids. Mr. Dennis expressed surprise that the Prior Shareholder Group was not satisfied with the announcement of a sale of Lids. Mr. Dennis suggested that with respect to Board composition, Genesco was willing to add one new director and that one existing director would agree to step down. Mr. Dennis suggested that the new director would be part of the strategic alternatives committee and could remain on the Board provided the Prior Shareholder Group continued to own, in the aggregate, at least 5% of the shares of Common Stock outstanding.

•	On February 27, 2018, the Prior Shareholder Group released a letter calling on the Board to expand its strategic review to complete an objective evaluation of all strategic alternatives, perform a comprehensive operational review and reform its corporate governance and compensation practices. In the letter, the Prior Shareholder Group stated that it was deeply concerned by what they believed was a rushed and flawed sales process for Lids and that exploring a thorough and objective strategic review of the entire Company was in the best interest of all shareholders.

•	On March 7, 2018, members of the Prior Shareholder Group had a call with James Bradford, the Company’s lead independent director and Chairman of a special committee formed to explore the sale of Lids, to discuss the potential terms of a cooperation agreement between the Company and the Prior Shareholder Group regarding, among other things, changes in the composition of the Board.

•	On March 15, 2018, members of the Prior Shareholder Group had a call with Mr. Dennis, Ms. Vaughn and Mr. Sisson to discuss certain aspects of the Company’s business, including the Company’s earnings results.

•	On March 26, 2018, members of the Prior Shareholder Group had a call with Mr. Bradford to follow up on the discussions from the March 7 meeting regarding a potential cooperation agreement and the Prior Shareholder Group’s potential Board candidates who would be appointed under the Cooperation Agreement (as defined below).

•	On April 24, 2018, the Prior Shareholder Group executed a cooperation agreement with the Company (the “Cooperation Agreement”), pursuant to which, among other things, the Company agreed to (i) appoint two new independent directors to the Board, Marjorie L. Bowen and Joshua E. Schechter, (ii) renominate them for election at the Company’s 2018 annual meeting of shareholders, (iii) appoint Ms. Bowen and Mr. Schechter to the Board’s strategic alternatives committee and (iv) consider in good faith returning a substantial portion of the net proceeds from the sale of Lids Sports Group to shareholders.

•	On June 26, 2018, members of the Prior Shareholder Group had a call with Ms. Vaughn to touch base on the Prior Shareholder Group’s understanding of the retail inventory accounting methodology and its application at Genesco.

•	On August 22, 2018, members of the Prior Shareholder Group had a call with Ms. Bowen and Mr. Dennis to discuss the Prior Shareholder Group’s concerns that the Company’s non-core businesses were not being monetized efficiently.

•	On August 31, 2018, members of the Prior Shareholder Group filed an amendment to their Schedule 13D announcing that, as of August 30, 2018, the Prior Shareholder Group ceased to be beneficial owners of more than 5% of the Company’s shares of Common Stock then outstanding. Thereafter, the Prior Shareholder Group decided to disband its group.

•	On September 7, 2018, members of the prior Legion Group had a call with Mr. Dennis and Ms. Vaughn to discuss certain aspects of the Company’s business, including the Company’s earnings results.

•	On December 6, 2018, members of the prior Legion Group had a call with Mr. Dennis and Ms. Vaughn to discuss certain aspects of the Company’s business, including the Company’s earnings results.

•	On May 16, 2019, Genesco announced that three members of the Board, Marjorie L. Bowen, Joshua E. Schechter and David M. Tehle, were not being nominated for re-election at the 2019 annual meeting of shareholders and that such members would be forced to step down from the Board following the conclusion of the 2019 annual meeting of shareholders, and that the size of the Board would be reduced to eight directors.

•	On November 4, 2019, the Company filed a Current Report on Form 8-K disclosing the retirement of Mr. Dennis as President and Chief Executive Officer, effective as February 1, 2020. On October 30, 2019, Ms. Vaughn was appointed to succeed Mr. Dennis as President and Chief Executive Officer of the Company, effective immediately following February 1, 2020. Additionally on October 30, 2019, the size of the Board was increased from eight to nine members and Ms. Vaughn was appointed as a member of the Board.

•	On April 14, 2020, the Company filed a Current Report on Form 8-K disclosing that Mr. Bradford intends to retire as a director and will not seek reelection at the Company’s 2020 annual meeting of shareholders.

•	On May 15, 2020, the Company filed a Definitive Proxy Statement disclosing that the size of the Board would be reduced to seven directors following the conclusion of the 2020 annual meeting of shareholders as Mr. Bradford and Mr. Dennis would not be standing for re-election at the meeting.

•	On October 28, 2020, the Company filed a Current Report on Form 8-K disclosing that the Board voted to (i) increase the size of the board from seven to eight members and (ii) appoint John Lambros to fill the newly created vacancy, effective, October 28, 2020.

•	On January 11, 2021, members of the Legion Group attended an ICR Video Meeting, along with Ms. Vaughn and other investors. Ms. Vaughn discussed Genesco’s recent earnings results.

•	On March 12, 2021, members of the Legion Group had a call with Ms. Vaughn and Thomas A. George, Senior Vice President of Finance and Interim Chief Financial Officer of the Company, to discuss certain aspects of the Company’s business, including the Company’s earnings results.

•	On March 15, 2021, members of the Legion Group requested the Company’s form of director and officer questionnaire in order to nominate directors.

•	On March 25, 2021, the Legion Group’s counsel followed up with the Company’s counsel regarding the Legion Group’s request for the Company’s form of director and officer questionnaire.

•	On March 31, 2021, the Company filed with the SEC its Annual Report on Form 10-K, which disclosed that the 2021 Annual Meeting will be held on June 24, 2021.

•	On April 1, 2021, members of the Legion Group had a call with Ms. Vaughn, Mr. George and Matthew Diamond, a Board director, to present Legion’s concerns on the Company’s continued operational and share price underperformance and need for substantial Board refreshment. Legion requested a refreshment of the majority of the Board and requested a response by the following week.

•	On April 9, 2021, members of the Legion Group had a call with Ms. Vaughn and Mr. Diamond to follow up on the discussion regarding the Company’s underperformance and need for substantial Board refreshment on April 1 and to discuss the Board’s response to the Legion Group’s request for a refreshment of the Board. The Board rejected the Legion Group’s proposal that a majority of the Board be refreshed.

•	On April 12, 2021, Legion Partners Holdings delivered a letter (the “Nomination Letter”) to the Company notifying the Company of Legion Partners Holdings’ intent to nominate seven director candidates for election to the Board at the 2021 Annual Meeting. Also on April 12, 2021, the Legion Group issued a press release and public letter to fellow GCO shareholders announcing the nomination of its nominees for election to the Board at the 2021 Annual Meeting. In the letter, the Legion Group detailed their views for why the Board needed to be substantially refreshed, including that the Board has overseen chronic operational and share price underperformance, a long history of questionable capital allocation decisions, and a compensation plan that appears to pay for underperformance.
•	On April 16, 2021, Legion filed a preliminary proxy statement with the SEC.
•	On April 19, 2021, the Company filed a Current Report on Form 8-K disclosing that the Company now plans to hold the 2021 Annual Meeting in mid-July and that it would announce a specific date at later time, despite having previously announced that the 2021 Annual Meeting would be held on June 24, 2021. While the Board has the right under the Bylaws to ultimately choose any date for its annual meetings, the Company claimed it was delaying the 2021 Annual Meeting to provide “sufficient time to make informed voting decisions”.

•	On April 20, 2021, Patricia M. Ross notified Legion that she was withdrawing herself as a nominee for election to the Board due to personal reasons, effective immediately.
•	Also on April 20, 2021, Legion Partners Holdings issued a press release and letter to the Board regarding the Board’s decision to reschedule the 2021 Annual Meeting from its originally stated date in late-June to an as yet to be determined date potentially in mid-July. In the press release and letter, Legion questioned the Board’s decision to reschedule the 2021 Annual Meeting and argued instead that it believe the Board was trying to buy itself time to carry out a self-directed refresh to try to avoid meaningful, investor-driven change.
•	On April 22, 2021, Legion Partners Holdings delivered a supplement to the Nomination Letter (the “Nomination Letter Supplement”) notifying the Company of Ms. Ross’ withdrawal as a nominee and of the nomination of Eugene R. McCarthy as an additional nominee for election to the Board at the 2021 Annual Meeting.

•	On April 27, 2021, an executive search firm engaged by the Company contacted Legion’s nominees directly, and with no notice to Legion, to conduct interviews as part of a board refreshment process initiated by the Company following Legion’s delivery of shareholder nominations.

•	On April 29, 2021, Legion contacted the Company to indicate that Legion’s nominees would agree to be interviewed by the executive search retained by the Company in connection with a broader conversation regarding the Company’s board refreshment process. In response, Ms. Vaughn offered to meet with representatives of Legion to discuss its Board refreshment.

•	From May 3, 2021 to May 7, 2021, representatives from Legion and representatives from the Company engaged in discussions to avoid a proxy contest at the 2021 Annual Meeting. Legion initially communicated its desire to see a majority of the Board be refreshed given the Company’s prolonged underperformance. In response, the Company communicated it would not commit to that level of change.

•	On May 10, 2021, the Company informed Legion that it had identified two candidates to add to the Board but would not commit to any incumbent director stepping off the Board.

•	On May 12, 2021, Legion communicated it could not accept an offer that did not result in longer tenured directors stepping off the Board. Legion proposed instead that four directors agree to step off the Board and five new directors be added, two identified by the Company and three identified by Legion. This proposal was rejected by the Board.

•	From May 14, 2021 to May 20, 2021, counsels for Legion and the Company began engaging on behalf of their clients to try to reach a settlement. During these discussions, counsel for the Company proposed that four new directors be added to the Board, three of whom would be identified by the Company and one could be identified by Legion, with two longer serving directors stepping off, but made it clear that Mr. Diamond would not be one of the directors to step down at this year’s meeting. Legion responded that it would accept this offer if the Company would commit to Mr. Diamond, who has served on the Board for 20 years, agreeing to retire by next year’s annual meeting.

•	On May 21, 2021, following a breakdown in settlement negotiations as a result of the Company’s refusal to concede to Mr. Diamond’s stepping off the Board at the 2022 Annual Meeting, the Company announced the appointment of three independent directors, Angel Martinez, Mary Meixelsperger and Greg Sandfort, to the Board, and the retirement of two existing directors, Kathleen Mason and Marty Dickens, upon the expiration of their terms at the 2021 Annual Meeting.

•	Also on May 21, 2021 the Company filed its preliminary proxy statement with the SEC.

•	On May 24, 2021, Legion sent a letter to the Board. In the letter, Legion formally withdrew its nomination of Thomas M. Kibarian, Eugene R. McCarthy and Georgina L. Russell. Legion also responded to the Company’s claim in the Company’s proxy statement that it had delivered a director questionnaire with its Nomination Notice, as supplemented by the Nomination Letter Supplement, that included a material omission or misrepresentation. Legion noted that certain responses in the director questionnaire at issue were an oversight but nonetheless are moot given Legion’s withdrawal of certain candidates, including the candidate that inadvertently responded incorrectly to certain questions in the questionnaire. Lastly, Legion requested that the Board agree to the use a universal proxy card for the 2021 Annual Meeting. Legion requested that the Board give shareholders the opportunity to assess all candidates and choose the best possible mix of directors for turning around Genesco by utilizing a universal proxy card.

•	Also on May 24, 2021, Legion issued a press release expressing its view that the Board’s partial refresh was inadequate and highlighting that the Board seemed intent on protecting Mr. Diamond and other long tenured directors at all costs. In the press release, Legion raised concerns that Mr. Martinez worked with the Company’s interim CFO and the fact that Mr. Sandfort appeared to have a very close nexus to Nashville, Tennessee where the Company’s headquarters are located, begging Legion to ask the question whether the incumbents want allies or independent thinkers in the boardroom. Legion also announced that it had requested the Board to use a universal proxy card so that shareholders could select from all candidates nominated by the Company and Legion on a single proxy card in order to build the best possible Board.

•	On May 24, 2021, Legion filed a revised preliminary proxy statement with the SEC.
•	On May 27, 2021, Legion sent a follow up letter to the Company regarding the use of a universal proxy card for the 2021 Annual Meeting and requested that the Company immediately respond with its decision regarding such proposal given the time needed to exchange written consents of the Company and Legion’s respective director nominees to be named in each other’s proxy card and proxy materials.
•	Also on May 27, 2021, the Company’s general counsel responded by email to Legion’s follow up letter and stated that the Company has been focused on its earnings announcement but is reviewing Legion’s proposal to use a universal proxy card.
•	On June 1, 2021, Legion issued a press release reiterating its proposal to use a universal proxy card at the 2021 Annual Meeting. Additionally, Legion expressed its concerns that the Company has not substantively addressed Legion’s multiple requests to adopt a universal proxy card despite it largely being viewed as best corporate governance practices.

•	On June 7, 2021, Legion’s counsel received a letter from the Company’s general counsel refusing Legion’s request for the use of a universal proxy card at the 2021 Annual Meeting.
•	Also on June 7, 2021, the Company filed a definitive proxy statement with the SEC.
•	Also on June 7, 2021, Legion filed this definitive proxy statement with the SEC.

REASONS FOR THE SOLICITATION

As large shareholders in the Company, Legion believes that Genesco has tremendous potential to thrive in today’s evolving retail landscape. Legion has engaged with Genesco multiple times over the years and, in our view, has a successful record of advocating for value-enhancing actions that benefited our fellow shareholders and helped sharpen the Company’s focus, including pushing for the eventual sale of Lids Sports Group in 2019. Unfortunately, we believe the Board has failed to build on many of the suggestions we previously proposed and is now on a worrying, downward trajectory that could result in the significant loss of shareholder value. While the Board may have recently undertaken a partial refresh, seemingly in response to our original nomination of seven highly qualified candidates, we contend that this incremental change is not enough to break the culture of entrenchment and self-interest atop the Company. Accordingly, we have nominated four highly-qualified, independent candidates for election to the Board at the 2021 Annual Meeting who will bring fresh perspectives to address the issues plaguing the Company.

The Board Has Presided Over Long-Term Share Price Underperformance

Legion believes its case for meaningful change is largely validated by Genesco’s perpetual underperformance – over several time periods – relative to its peers, the Russell 2000 Index, the S&P 1500 Footwear Index and the S&P 500 Index.

	Share Price Performance (Total Shareholder Returns Include Dividends)
	Pre-COVID to Present	1 Year	3 Year	5 Year	10 Year
Genesco Inc.	2%	151%	10%	(28%)	21%
Peer Group (1)	52%	205%	127%	243%	236%
ISS Peer Group (2)	47%	192%	61%	108%	82%
S&P 1500 Footwear Index (3)	34%	62%	100%	136%	499%
S&P 500	31%	50%	67%	122%	282%
Russell 2000 Index	37%	82%	54%	119%	206%

Genesco Relative Performance:
Peer Group (1)	(50%)	(54%)	(117%)	(271%)	(214%)
ISS Peer Group (2)	(46%)	(40%)	(51%)	(136%)	(61%)
S&P 1500 Footwear Index (3)	(33%)	89%	(90%)	(164%)	(478%)
S&P 500	(29%)	101%	(57%)	(150%)	(260%)
Russell 2000 Index	(35%)	69%	(44%)	(147%)	(185%)

Source: Company SEC Filings, Capital IQ as of 04/09/2021 (Pre-COVID date of 12/31/2019)

(1) Peer Group includes BOOT, DBI, FL, SCVL, CAL, DKS, HIBB, WWW, CROX, DECK, SHOO, SKX

(2) ISS Peer Group includes ANF, GES, SCVL, BKE, CROX, HIBB, SHOO, ZUMZ, ANF, CAL, DBI, URBN, CHS, EXPR, PLCE, WWW

(3) S&P 1500 Footwear Index includes CROX, DECK, NKE, SKX, SHOO, WWW

The Board Has Presided Over Long-Term Operating Underperformance

As detailed below, Genesco’s operating performance and ROIC have also steadily declined over the long-term. We believe the incumbent directors have failed to effectively guide management and hold it accountable for these poor results. The table below depicts the nine years of financial performance before COVID.

	Fiscal Year									'12-'20
($mm)	2012	2013	2014	2015	2016	2017	2018	2019	2020	Change
Net Sales	$2,292	$2,605	$2,625	$2,860	$3,022	$2,868	$2,907	$2,189	$2,197
Gross Profit	$1,148	$1,299	$1,299	$1,400	$1,443	$1,418	$1,416	$1,047	$1,063
Gross margin %	50.1%	49.9%	49.5%	49.0%	47.8%	49.4%	48.7%	47.8%	48.4%	(172bps)
Selling and administrative expenses	$984	$1,112	$1,134	$1,231	$1,284	$1,276	$1,321	$962	$966
% of Net Sales	42.9%	42.7%	43.2%	43.0%	42.5%	44.5%	45.5%	44.0%	44.0%	105bps
Operating income	$161	$170	$163	$167	$151	$142	($96)	$82	$83
Operating income margin %	7.0%	6.5%	6.2%	5.8%	5.0%	4.9%	(3.3%)	3.7%	3.8%	(325bps)
Net earnings (loss)	$92	$112	$93	$98	$95	$97	($112)	($52)	$61
Net earnings (loss) margin %	4.0%	4.3%	3.5%	3.4%	3.1%	3.4%	(3.8%)	(2.4%)	2.8%	(124bps)
ROIC (1)	16.9%	15.9%	13.9%	13.1%	11.2%	10.7%	6.6%	7.5%	10.7%	(617bps)

Source: Company SEC Filings (2012-2018 filings included Lids. 2019-2020 filings were pro forma for sale of Lids). Legion’s Estimates

Note: 1. ROIC is defined as: ROIC = NOPAT / 4Q Trailing Average Debt & Equity, where NOPAT = Reported Operating Profit – Tax Expenses and 4Q Trailing Average Debt & Equity = 4Q Average of Net Debt + Shareholders Equity. Assuming consistent tax rate of 25%. 2018 ROIC calculation excludes $182mm of goodwill impairments from Operating Profit

In the table below, we isolated Genesco’s performance without the Lids business (which was sold in 2019). As shown, the Company’s operating income margin has been deteriorating for years. From 2015 to 2020 (the six years prior to COVID), the operating income margin was roughly cut in half – down to 3.8%. This downward trajectory further bolsters our belief that substantial change is needed on the Board.

	Fiscal Year						'15-'20
($mm)	2015	2016	2017	2018	2019	2020	Change
Net Sales	$1,957	$2,047	$2,021	$2,128	$2,189	$2,197	12%
Operating income	$118	$143	$108	$74	$82	$83	($34)
Operating income margin %	7.0%	7.0%	5.3%	3.5%	3.7%	3.8%	(320bps)
Net earnings (loss)	$98	$95	$97	($112)	($52)	$61	($36)
Net earnings (loss) margin %	5.0%	4.6%	4.8%	(5.3%)	(2.4%)	2.8%	(220bps)

Source: Company SEC Filings that pro forma 2015-2020 fiscal years for sale of Lids

We Have Serious Concerns with the Board’s Capital Allocation Decisions

We believe a major contributor to Genesco’s poor performance is the Company’s ill-conceived plan to operate as a retail conglomerate holding company and make a string of poor acquisition decisions that has led to an increasingly bloated cost structure and corporate overhead. Several of the worst capital allocation decisions are detailed below, and we believe that without material change to the Board, the Company and shareholders will experience more of the same going forward.

•	Lids – Genesco curiously decided to enter the hat business in 2004 and spent $283 million in various acquisitions to build up the segment. After 15 years in this unrelated business and an abysmal track record of poor performance (from fiscal 2012 to fiscal 2018, Lids’ operating profit margin fell from 11.3% to 1.5%), Genesco exited the business in 2019 for a purchase price of $101 million in cash. The selling price was a 64% discount to the acquisition costs and implies an internal rate of return of 7.1%.

•

Schuh – In 2011, Genesco attempted to extend its reach outside of North America by buying a European footwear retailer, Schuh, for $196 million (including deferred purchase price payments). Since buying Schuh, the Genesco team expanded the business from its original base of stores in Ireland, Scotland and Northern England to move into Southern England and then into Germany. In the process, Genesco strayed from Schuh’s original core business model of being more of a small-town neighborhood shoe retailer with local customer allegiance. Building out a store base in Southern England with larger stores and a more urban customer base did not go well. Schuh experienced higher rents as it expanded further south and, by 2019, management determined that the high-end rents were making the cost structure “uneconomical.” While the business has by almost any measure been a disaster since its acquisition, it is still owned by Genesco today and we estimate its current value at $69 million, comprised of (i) $40 million for the operating business, or roughly four times our projected EBITDA post-COVID of $10 million (which we calculated based on our estimates of post-COVID revenue of $325 million and an EBITDA margin of 3.1%, representing an approximate 13% and 1.2% discount, respectively, to the Company’s pre-COVID counterparts for the fiscal year ended February 1, 2020), plus (ii) the additional value of owned real estate, which we estimate at $29 million based on comparable values per square footage where the Company’s real estate is located. Assuming these proceeds, we estimate the internal rate of return on this acquisition of -1.2% as detailed in the table below:

	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	Sum
Acquisition Cost (1)	($147)	$0	($8)	($26)	($16)	$0	$0	$0	$0	$0	($196)
Capital Expenditures	($7)	($17)	($30)	($21)	($19)	($11)	($11)	($7)	($5)	($3)	($132)
Free Cash Flow (2)	$19	$35	$30	$33	$28	$27	$24	$17	$15	$1	$227
Est. Sale Proceeds plus Tax Benefit (3)										$87	$87
Sum	($136)	$18	($8)	($14)	($7)	$16	$13	$9	$10	$85	($13)
IRR	(1.2%)

Source: Company SEC Filings

(1)	The purchase price paid for Schuh at closing was £100 million. Pursuant to the terms of the purchase agreement, the Company paid an additional £5 million in 2014 as a holdback, plus deferred purchase price payments totaling £25 million, payable £15 million and £10 million on the third and fourth anniversaries of the closing of the transactions (or 2015 and 2016). Figures denominated in British Pounds have been converted into US Dollars at the effective foreign exchange rate as of the date of such payments.
(2)	Free cash flow is calculated as Adjusting Operating Income multiplied by (1 – Tax Rate) plus Segment Depreciation and Amortization.
(3)	Estimated tax benefit of $17.5 million based on a $140 million estimated tax basis for the Schuh operating business and real estate assets and a 25% effective corporate tax rate.

•	Togast LLC (“Togast”) – Genesco was again on the acquisition path in 2020 and bought a licensing business for $33.7 million at closing and a four-year earnout with the potential of an additional $34 million in cash consideration. We find this acquisition puzzling since Genesco’s licensing segment has not generated profitability since 2014 and seems to be in decline. On a recent call we asked Ms. Vaughn to provide some details around the revenues possible from licensed brands following the pandemic and she noted that while the guidance on the Licensed Brands segment would likely go up due to the addition of Togast, the core Dockers business had been in decline for some period and that it was very hard to predict what the future looked like for this segment. We are doubtful that Togast will meaningfully change the profitability of this shrinking segment. In our view, rather than responsibly reallocate or return capital to shareholders, Genesco has made another ill-advised acquisition overseen by a Board and management team more focused on empire building than generating shareholder value.

We Believe the Board Has Signed Off on a Bloated SG&A Structure

Genesco has maintained an excessive corporate cost structure, which is both high in dollars and as a percentage of sales. We believe this is because the Board has been focused on maintaining a bloated corporate structure in Nashville.

The level of corporate costs that are not allocated back to business units at Genesco is a staggering sum of nearly $40 million per year. Corporate and other expenses have grown faster than revenue as noted in the table below. Due to the impending demolition of the current Genesco headquarters, management, in 2020, found a new location comprising 199,000 sq. ft. and entered into a 15-year lease and plans to spend $16 million to build out this swanky new space which will house approximately 800 employees. We find this level of spending very problematic.

	Fiscal Year									'18-'20
	2012	2013	2014	2015	2016	2017	2018	2019	2020	Change
Net Sales	$2,292	$2,605	$2,625	$2,860	$3,022	$2,868	$2,907	$2,189	$2,197	(24%)
Corporate & Other Expenses	$46	$43	$28	$30	$30	$31	$33	$39	$40	21%
% of Net Sales	2.0%	1.6%	1.1%	1.0%	1.0%	1.1%	1.1%	1.8%	1.8%	68bps

Source: Company SEC Filings. 2012 – 2018 filings included Lids. 2019 – 2020 filings were pro forma for sale of Lids.

We Believe the Board Lacks Sufficient Alignment with Shareholders

We believe that the Board’s failure to create value for Genesco’s shareholders is in part attributable to its own lack of skin in the game (as well as management’s). It is easy to rubberstamp one failed acquisition or growth strategy after the other, sign off on large capital expenditures and approve excessive operating expenses when you have no material exposure to the Company’s share price. Since fiscal 2012, directors have purchased a mere $0.3 million in Company stock while collecting over $8 million in director compensation. We think having directors that invest in total just 4% of their fees in the Company demonstrates a lack of conviction and confidence in Genesco and is woefully misaligned with shareholders. While Legion’s Nominees do not directly own shares of the Company’s Common Stock, each of the Nominees has expressed an intention to personally invest in the Common Stock following his or her election to the Board.

Our Nominees Have Superior Experience in Retail, Capital Allocation and Strategic Planning and Are Well-Positioned to Create Significant, Long-Term Shareholder Value

Legion spent significant energy and time recruiting a slate that has the backgrounds and qualifications required to ignite a turnaround from the boardroom. If elected, our Nominees would seek to work collaboratively with the other members of the Board, to explore all strategies to drive greater shareholder returns.

Legion’s highly-qualified, independent nominees will bring substantial and complementary skills in areas that include retail operations, footwear and apparel merchandising, marketing, customer experience, real estate and governance:

Marjorie L. Bowen, age 56, is an experienced public company director with extensive knowledge of corporate governance, capital markets strategies and strategic transactions.

•	Ms. Bowen previously served a one-year term as an independent director of Genesco from 2018-2019. During that period, she actively monitored the successful sale process for Lids, and participated in the consideration of other strategic alternatives. Her prior tenure as a director will allow her to immediately understand the Company, its operations, and challenges.

•	Ms. Bowen has served as a director on over a dozen public and privately held companies, including Genesco and other industry participants such as Centric Brands and Talbots.

•	As a qualified NYSE and NASDAQ financial expert, Ms. Bowen has experience chairing Special Committees, Audit Committees, and Restructuring/Strategic Committees.

•	She also has experience serving as a director in situations that call for improved governance, transparency and accountability.

•	Prior to her directorships, Ms. Bowen had a nearly 20-year career in investment banking at Houlihan Lokey, serving as Managing Director from 1997 to 2008 and heading its industry leading fairness opinion practice. During her tenure at Houlihan Lokey, Ms. Bowen was the most senior woman at the firm.

•	As both an investment banker and corporate director, Ms. Bowen has experience across different types of corporate finance and M&A transactions for both healthy and distressed companies. In addition to the retail experience above, she has broad industry experience, including a focus in real estate intensive and related industries while at Houlihan Lokey.

•	Ms. Bowen holds a B.A. and graduated cum laude from Colgate University in 1987. She holds an M.B.A., with a concentration in Finance from the University of Chicago in 1989.

Margenett Moore-Roberts, age 50, is a seasoned marketing strategist and an expert in diversity and inclusion initiatives.

•	Ms. Moore-Roberts serves as Chief Inclusion & Diversity Officer for IPG DXTRA, a global collective of 28 marketing services and agency brands as a part of Interpublic Group (NYSE: IPG), since January 2020.

•	Previously, Ms. Moore-Roberts held Corporate Diversity & Inclusion leadership roles at Golin and Yahoo. She served as VP and Global Head of Inclusive Diversity at Yahoo from 2016 to 2017 and established Yahoo’s first Office of Inclusive Diversity as a global Center of Excellence. She also established and led the growth of Yahoo’s first video advertising network.

•	Prior to joining Yahoo in 2011, she served as VP of Client Services & Ad Operations at Scanscout / Tremor Video (now known as Telaria) from 2007 to 2011 and VP of Client Services at Muze from 2001 to 2007.

•	Ms. Moore-Roberts holds a B.A. from Otterbein University.

Dawn H. Robertson, age 65, is a proven retail executive with significant operational, omnichannel and marketing experience.

•	Ms. Robertson has served as Independent Non-Executive Chairman at Splitit Payments Ltd (OTCMKTS: STTTF) since February 2021 and previously served as a Director of the Company.

•	Ms. Robertson serves as the CEO of On Campus Marketing, a nationwide leader in endorsed marketing to college students and parents since 2018.

•	Ms. Robertson is a business leader of major retailers, department stores and startups with extensive turnaround experience at Old Navy, Myer, Sak’s Avenue, OCM, May Dept Stores, and Macy’s. She has 26 years’ expertise at the executive management level.

•	Ms. Robertson served as the Chief Executive Officer of Stein Mart Inc. in 2016. Ms. Robertson served as the President of Old Navy, Inc. from November 2006 to February 2008. She served as Managing Director of Myer Grace Bros of Coles Group Limited from 2002 to 2006.

•	She has extensive omnichannel experience, including the development and launch of Macys.com and Bloomingdales.com and currently as CEO of OCM, an online retailer of college dorm essentials.

•	Ms. Robertson is a graduate from Auburn University with a BA in Fashion Merchandising.

Hobart P. Sichel, age 56, is a proven marketing leader and veteran c-level executive in the retail space.

•	Mr. Sichel is the President of bps Captura, an independent advisory and consulting firm to corporate senior leaders, private equity firms, and boards across multiple consumer-facing industries, since 2019.

•	Mr. Sichel previously worked at Burlington Stores from 2011 to 2019, where he served as Executive Vice President and Chief Marketing Officer. He was a key member of the leadership team that turned the business around and launched its initial public offering.

•	At Burlington, Mr. Sichel was responsible for marketing, corporate strategy and the company’s push into e-commerce.

•	Prior to joining Burlington and since 1998, Mr. Sichel served as a Principal at McKinsey & Company. He was a leader in McKinsey’s Marketing and Retail practices in North America. Prior to 1998, Mr. Sichel worked in various capacities across consumer facing industries including retail, e-commerce, packaged goods, financial services, and media.

•	Mr. Sichel holds an M.B.A. from Columbia University and a B.A. from Vassar College.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board is currently composed of eleven directors, two of whom have announced their intention to retire from the Board effective as of the start of the 2021 Annual Meeting, at which point the Board will then be composed of nine directors. Legion Partners Holdings has nominated four independent, highly-qualified Nominees for election to the Board to replace four incumbent directors. If all four are elected, they will still represent a minority of the members of the Board and there can be no guarantee that the Nominees will be able to implement the actions that they believe are necessary to unlock shareholder value. However, we believe the election of our Nominees is an important step in the right direction for enhancing long-term value at the Company.

This Proxy Statement is soliciting proxies to elect not only our four nominees, but also the candidates who have been nominated by the Company other than Joanna Barsh, Matthew C. Diamond, Thurgood Marshall, Jr. and Kevin P. McDermott. This gives shareholders who wish to vote for our nominees the ability to vote for a full slate of nine nominees in total. The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement. The Company has not yet responded to Legion’s request to use a universal proxy card in which all candidates nominated by the Company and Legion appear on a single proxy card. In the event the Company agrees to the use of a universal proxy card, Legion will revise this proxy statement accordingly.

THE NOMINEES

The following information sets forth the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of each of the Nominees. The nominations were made in a timely manner and in compliance with the applicable provisions of the Company’s governing instruments. The specific experience, qualifications, attributes and skills that led us to conclude that the Nominees should serve as directors of the Company are set forth above in the section entitled “Reasons for the Solicitation” and below. This information has been furnished to us by the Nominees. All of the Nominees are citizens of the United States.

Marjorie L. Bowen, age 56, is an experienced board director, having served on over a dozen public and private boards. Ms. Bowen’s principal occupation during the past five years has been private investing. Ms. Bowen’s directorships follow a nearly 20 year career in investment banking at Houlihan Lokey, where she advised boards of public companies on transaction, strategic and other shareholder matters and handled the firm’s fairness opinion practice. Ms. Bowen joined Houlihan Lokey in 1989, was a Managing Director in 1997, and was an active deal advisor to public company boards, a product and practice leader, as well as a member of the firm’s senior management. Ms. Bowen’s directorships include serving on the boards of directors of Centric Brands, Inc. (formerly NASDAQ: CTRC), a lifestyle brand, from April 2020 to October 2020, Navient Corporation (NASDAQ: NAVI), a corporation that has operations for servicing and collecting student loans, from May 2019 to May 2020, Vertellus, a provider of specialty chemicals, from December 2016 to May 2020, V Global Holdings, LLC, a leading global provider of specialty chemicals for the agriculture, nutrition, and pharmaceutical industry, from December 2016 to March 2020, Centerline Logistics Corporation, a private provider of marine transportation services, from December 2018 to June 2019, and the Company (NYSE: GCO), from April 2018 to June 2019. Additionally, Ms. Bowen served as special independent director on the Board of Directors of Illinois Power Generating Company (a subsidiary of Dynegy Inc. (formerly NYSE:DYN)), an energy company that was subsequently acquired), from December 2013 to February 2017. Ms. Bowen served on the Board of Directors of ShoreTel, Inc. (formerly NASDAQ: SHOR), a provider of cloud, premises based and hybrid business telephony and unified communications solutions, from August 2016 to October 2017. Additionally, Ms. Bowen served on the Board of Directors of SquareTwo Financial (now a part of Resurgent Holdings LLC), a financial asset recovery and management company, from May 2016 to June 2017. Ms. Bowen served on the Board of Directors of Hansen Medical, Inc. (formerly NASDAQ: HNSN), a medical device company, from July 2013 until its acquisition in July 2016. Prior to that, she served as a director of OmniForce, LLC, an athletic event production company, from June 2013 to October 2016, Dune Energy, Inc., an independent energy company engaged in the exploration and acquisition of oil & gas properties, from March 2013 to March 2015, Global Aviation Holdings, Inc., a provider of transportation services for the U.S. Military, from April 2008 to April 2014, The Talbots, Inc. (formerly NYSE: TLB), a specialty retailer offering women classic sportswear, casual wear, dresses, coats, sweaters, accessories, and shoes, from April 2010 to July 2012, Euramax International, Inc., an international producer of steel, vinyl, copper and fiberglass products for OEMs, distributors, contractors and home centers, from July 2009 to April 2012, and Texas Industries, Inc. (now a subsidiary of Martin Marietta Materials, Inc.), from October 2009 to August 2010. Ms. Bowen received a B.A. in Economics from Colgate University in 1987 and an M.B.A. from the University of Chicago in 1989.

Legion believes that Ms. Bowen’s extensive board experience, including significant capital allocation and corporate governance experience, coupled with her investment banking and financial expertise would make her a valuable asset to the Board.

Margenett Moore-Roberts, age 50, has served as Chief Inclusion & Diversity Officer at IPG DXTRA, a global collective of marketing services and agency brands and a division of The Interpublic Group of Companies, Inc. (NYSE: IPG), since January 2020 and Founder and Chief Executive Officer of The Moore Roberts Group, LLC (a/k/a MRG Inclusion Solutions), a diversity, equity and inclusion consulting group for organizations focused on strategy development, workshop development and facilitation, executive inclusion coaching, and inclusive market strategy, since April 2018. Prior to that, Ms. Moore-Roberts served as Chief Inclusion & Diversity Officer at Golin, a public relations agency within IPG DXTRA, from May 2018 to January 2020. From September 2011 to July 2017, Ms. Moore-Roberts held a variety of positions at Yahoo! Inc. (formerly NASDAQ: YHOO) (“Yahoo”), a web services provider, including as Vice President, Global Head, Inclusive Diversity from March 2016 to July 2017, Senior Director, Video Advertising Strategy, from January 2013 to February 2016 and as General Manager of Video Monetization at Interclick, an online advertising technology company that was acquired by Yahoo, from September 2011 to January 2013. Before that, Ms. Moore-Roberts served as Vice President of Client Services and Ad Operations at Tremor Video (n/k/a Telaria (NYSE: TLRA)), a video advertising company, from November 2010 to June 2011, and also at ScanScout, from June 2007 until it merged with Tremor Video in November 2010. Earlier in her career, Ms. Moore-Roberts served as Vice President, Client Services at Muze Inc., a provider of media information, metadata and digital previews for digital entertainment products, from 2001 to 2007, and as Director of Client Services at a number of media companies, including Vindigo, Inc., govWorks and C2 Media. Ms. Moore-Roberts received a B.A. from Otterbein University and holds a Diversity and Inclusion Certificate from Cornell University ILR.

Legion believes that Ms. Moore-Roberts’ broad functional experience in operations, account management, customer service, product management, human resources and business strategy across a variety of industries, including digital media, technology, data management and licensing, marketing services, communications, and software development, would make her a valuable asset to the Board.

Dawn H. Robertson, age 65, has served as Chief Executive Officer of On Campus Marketing, LLC, a premier ecommerce website for college students and their families, since October 2018, Partner of WHYZ Partners, a partnership that offers retailers and brands a unique combination of experience and fresh perspective, since August 2018 and Adjunct Professor at the Fashion Institute of Technology, a public college, since August 2015. Ms. Robertson served as President and Chief Operating Officer of Scout and Molly’s Boutique, a women’s clothing boutique, from February 2017 to January 2018. She served as Chief Executive Officer of Stein Mart, Inc. (OTCMKTS: SMRTQ), a national retailer, from March 2016 to September 2016, UNKNWN, an apparel brand, concept retail store and community venue, during 2015, Deb Shops, Inc., a retail company, from 2013 to 2015 and the Avenue Division at Redcats, formerly a mail order unit of the French retail group PPR, from 2010 to 2012. Prior to that, Ms. Robertson served as President of Sean John Clothing Inc., a fashion lifestyle company, from 2008 to 2010, and Old Navy, a clothing and accessories retailing company owned by multinational corporation Gap Inc. (NYSE: GPS), from 2006 to 2008. Ms. Robertson also served as Managing Director of Myer Stores (ASX: MYR), a large department store group, from 2002 to 2006; President and Chief Merchandising Officer of Federated Department Stores, Inc., the largest operator of premier retail chains, from 1999 to 2002 and Executive Vice President of Federated Department Stores, Inc., from 1998 to 1999; Chief Executive Officer and President of McRae’s Inc., a regional department store chain now owned by Saks Incorporated, from 1996 to 1998; Senior Vice President and General Merchandise Manager of May Department Stores Company, a department store holding company that operated retail chains, from 1985 to 1996; Divisional Merchandise Manager and Vice President of G. Fox & Co., a department store division of May Department Stores Company, from 1983 to 1985; and a Buyer of Davison’s, a department store chain owned by Macy’s, Inc., from 1977 to 1983. Ms. Robertson currently serves on the boards of directors of The Apparel Group Ltd., an apparel and fashion company, since March 2020, Splitit Ltd (OTCMKTS: STTTF), a financial services company that enables e-commerce merchants to offer interest-free monthly installment payments to their customers, since January 2019, where she serves as Chairman, and On Campus Marketing, LLC, since October 2016. Ms. Robertson served on the board of directors of Stein Mart, Inc., from March 2016 to September 2016. Ms. Robertson also currently serves on the boards of directors of Runway of Dreams Foundation, a non-profit organization that works toward a future of inclusion, acceptance and opportunity in the fashion industry for people with disabilities, since February 2019 and Women in Retail Leadership Circle, an exclusive community of women executives at leading retailers and brands, since March 2018. Ms. Robertson received a B.A. in Fashion Merchandising from Auburn University.

Legion believes that Ms. Robertson’s extensive experience in the retail industry and executive roles coupled with her service on boards of directors would make her a valuable asset to the Board.

Hobart (Bart) P. Sichel, age 56, has served as President of bps Captura, LLC, an independent advisory and consulting firm to corporate senior leaders, private equity firms, and boards across multiple consumer facing industries, since October 2019, and as an Adjunct Instructor at New York University, since January 2020. From June 2011 to August 2019, Mr. Sichel served as Chief Marketing Officer and Executive Vice President of Burlington Stores, Inc. (NYSE: BURL), a national off-price department store retailer. Prior to that, Mr. Sichel served as a Principal at McKinsey & Company, a global management consulting firm, where he was employed from May 1998 to May 2011. Before that, he served as Chief Marketing Officer at Commerce Enablement Services, a designer and provider of e-commerce websites and web strategies, since co-founding the company in 1996 to 1998. Mr. Sichel served as President of Maverick Foods, a start-up independent food company, from 1994 to 1996 and also held various positions at Chemical Bank, a New York money center bank, where he worked from 1988 to 1994, including most recently as Vice President for Mass Market Retention and Consolidation. Earlier in his career, Mr. Sichel worked at Time, Inc. and also MicroPost Publishing. Mr. Sichel has served as a member and as former Vice Chairman of the National Board of Directors of The Leukemia and Lymphoma Society, a non-profit dedicated to curing blood cancers, since July 2015. Additionally, Mr. Sichel currently serves on the Advisory Board for Forman Mills, a mid-sized discount retailer, since March 2020. Mr. Sichel received his Bachelor of Arts in Economics and Political Science from Vassar College and his M.B.A. in Finance and Marketing from Columbia University’s Graduate School of Business.

Legion believes Mr. Sichel’s 25-year record in the retail, media, and financial service sectors, as well as his deep expertise in marketing, digital transformation, and corporate strategy, makes him highly qualified to serve on the Board.

The principal business address of Ms. Bowen is 225 6th Street, Manhattan Beach, CA 90266. The principal business address of Ms. Moore-Roberts is 909 Third Avenue, 5th Floor, New York, NY 10022. The principal business address of Ms. Robertson is 3 Graphics Drive, Ewing, NJ 08628. The principal business address of Mr. Sichel is 1570 River Road, New Hope, PA 18938.

As of the date hereof, no Nominee owns beneficially or of record any shares of Common Stock and no Nominee has entered into any transactions in shares of the Common Stock during the past two (2) years. Each of the Nominees is a member of a “group” together with the other Participants for the purposes of Section 13(d)(3) of the Exchange Act, and accordingly, the group is deemed to beneficially own the 888,680 shares of Common Stock beneficially owned in the aggregate by the Participants. Each Participant disclaims beneficial ownership with respect to the shares of Common Stock reported owned in this Proxy Statement, that he, she or it does not directly own. Each Participant may be deemed to have the power to vote and dispose of the shares of Common Stock disclosed herein that he, she or it directly beneficially owns or he, she or it may be deemed to beneficially own. For information regarding purchases and sales of securities of the Company during the past two (2) years by the Participants, see Schedule I.

Legion believes that each Nominee presently is, and if elected as a director of the Company, each Nominee would qualify as, an “independent director” within the meaning of (i) applicable New York Stock Exchange (“NYSE”) listing standards applicable to board composition and (ii) Section 301 of the Sarbanes-Oxley Act of 2002. Notwithstanding the foregoing, the Nominating Shareholder acknowledges that no director of a NYSE listed company qualifies as “independent” under the NYSE listing standards unless the board of directors affirmatively determines that such director is independent under such standards. Accordingly, the Nominating Shareholder acknowledges that if any Nominee is elected, the determination of the Nominee’s independence under the NYSE listing standards ultimately rests with the judgment and discretion of the Board. No Nominee is a member of the Company’s compensation, nominating or audit committee that is not independent under any such committee’s applicable independence standards.

On April 12, 2021, the Legion Group entered into a Group Agreement (the “Group Agreement”) with Mmes. Bowen, Moore-Roberts, Robertson, Ross and Russell, and Messrs. Kibarian and Sichel (collectively, the “April 12 Nominees”) in connection with the 2021 Annual Meeting, pursuant to which, among other things, (a) the parties agreed to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company, to the extent required by applicable law, (b) the April 12 Nominees agreed to provide the Legion Group advance written notice prior to effecting any purchase, sale, acquisition or disposition of any securities of the Company which he or she has, or would have, direct or indirect beneficial ownership so that the Legion Group has an opportunity to pre-clear any such potential transaction by each Nominee, (c) the April 12 Nominees agreed not to undertake or effect any purchase, sale, acquisition or disposition of any securities of the Company without the prior written consent of the Legion Group, (d) the parties agreed to solicit proxies or written consents for the election of the Nominees to the Board at the 2021 Annual Meeting, (e) the parties agreed to take such action as they deem advisable and all other action necessary or advisable to achieve the foregoing, and (f) the Legion Group has the right to pre-approve all expenses incurred in connection with the group’s activities and agreed to pay directly such pre-approved expenses. As set forth above, effective April 20, 2021, Patricia M. Ross withdrew herself as a nominee for election to the Board and ceased to be a member of the group under the Group Agreement.

On April 22, 2021, the Legion Group and the Nominees entered into a Joinder Agreement (the “Joinder Agreement”) in connection with the 2021 Annual Meeting pursuant to which Mr. McCarthy agreed to become a party to and adhere to the terms of the Group Agreement. As set forth above, effective May 24, 2021, Thomas M. Kibarian, Eugene R. McCarthy and Georgina L. Russell were withdrawn as nominees for election to the Board and ceased to be members of the group under the Group Agreement.

On April 12, 2021, Legion Partners Holdings entered into letter agreements (the “Indemnification Agreements”) with each of the Nominees other than Mr. McCarthy pursuant to which Legion Partners Holdings agreed to indemnify each such Nominee against claims arising from the solicitation of proxies at the 2021 Annual Meeting and any related transactions. For the avoidance of doubt, such indemnification does not apply to any claims made against any such Nominee in his or her capacity as a director of the Company, if so elected. Legion Partners Holdings entered into a letter agreement with Mr. McCarthy on April 22, 2021, pursuant to which Legion Partners Holdings agreed to indemnify him on to the same terms as the Indemnification Agreements.

Each of the Nominees has granted Raymond White and Christopher S. Kiper powers of attorney (the “POAs”) to execute certain SEC filings and other documents in connection with the solicitation.

Other than as stated herein, there are no arrangements or understandings between or among any members of the Legion Group or any other person or persons pursuant to which the nomination of the Nominees described herein is to be made, other than the consent by each of the Nominees to be named in this Proxy Statement and to serve as a director of the Company if elected as such at the 2021 Annual Meeting. None of the Nominees is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material pending legal proceedings.

We do not expect that any of the Nominees will be unable to stand for election, but, in the event any Nominee is unable to serve or for good cause will not serve, the shares of Voting Stock represented by the enclosed WHITE proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under the Company’s organizational documents and applicable law. In addition, we reserve the right to nominate substitute person(s) if the Company makes or announces any changes to its organizational documents or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any Nominee, to the extent this is not prohibited under the Company’s organizational documents and applicable law. In any such case, shares of Voting Stock represented by the enclosed WHITE proxy card will be voted for such substitute nominee(s). In the event Legion nominates substitute and/or additional nominees, as applicable, prior to the 2021 Annual Meeting, it will file an amended proxy statement identifying such nominees, disclosing whether such nominees have consented to being named in the revised proxy statement and to serve as a director of the Corporation if elected, and otherwise disclose such other information required by applicable law.

WE STRONGLY URGE YOU TO VOTE “FOR” THE ELECTION OF THE NOMINEES ON THE ENCLOSED WHITE PROXY CARD

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As discussed in further detail in the Company’s proxy statement, the Company is asking shareholders to approve, on an advisory basis, the Company’s compensation of its named executive officers as described under “Executive Compensation Discussion and Analysis” in the Company’s proxy statement. Accordingly, the Company is asking shareholders to vote for the following resolution:

“RESOLVED: That the shareholders of Genesco Inc. approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section and related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2021 Annual Meeting of Shareholders.”

As discussed in the Company’s proxy statement, while the vote on the executive compensation resolution is non-binding, the Board will review and take into consideration the voting results when making future decisions regarding executive compensation for the Company’s named executive officers.

Legion believes Genesco’s executive compensation plan is poorly aligned with long-term shareholder value creation and fails to provide appropriate incentives relative to the Company’s underlying operational or stock price performance.

Genesco’s performance on a variety of measures, including ROIC, profitability, and key margins has declined significantly since 2012, while executive compensation as a percentage of operating profit has increased. We believe the Company’s Economic Value Added (“EVA”) program is unnecessarily complex and has effectively paid bonuses for declining overall operational and stock price performance. From 2012 to 2020, ROIC has declined by 617bps from 16.9% to 10.7% while the Company’s annual bonus program, which is largely EVA based, has paid $31 million in cash awards to its top five executives. We do not view this relationship as appropriate capital discipline. In addition, Genesco’s executive compensation plan does not provide for performance-based vesting requirements, which Legion believes further highlights the lack of alignment between the Company’s executive compensation plan and the creation of long-term shareholder value.

FOR THESE REASONS, AMONG OTHERS, WE RECOMMEND A VOTE “AGAINST” THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AND INTEND TO VOTE OUR SHARES “AGAINST” THIS PROPOSAL.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As discussed in further detail in the Company’s proxy statement, the Company has proposed that the shareholders ratify the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2022. Additional information regarding this proposal is contained in the Company’s proxy statement.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR ITS FISCAL YEAR ENDING JANUARY 29, 2022 AND INTEND TO VOTE OUR SHARES “FOR” THIS PROPOSAL.

VOTING AND PROXY PROCEDURES

Shareholders are entitled to one vote for each share of Voting Stock held of record on the Record Date with respect to each matter to be acted on at the 2021 Annual Meeting. Only shareholders of record on the Record Date will be entitled to notice of and to vote at the 2021 Annual Meeting. Shareholders who sell their shares of Voting Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares of Voting Stock. Shareholders of record on the Record Date will retain their voting rights in connection with the 2021 Annual Meeting even if they sell such shares of Voting Stock after the Record Date. Based on publicly available information, Legion believes that the only outstanding classes of securities of the Company entitled to vote at the 2021 Annual Meeting are the Common Stock and the Company’s Employees’ Subordinated Convertible Preferred Stock, which will vote together as a single group at the 2021 Annual Meeting.

Shares of Voting Stock represented by properly executed WHITE proxy cards will be voted at the 2021 Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the Nominees, AGAINST the approval of the non-binding advisory resolution on the compensation of the Company’s named executive officers, FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm of the Company for the fiscal year ending January 29, 2022, and in the discretion of the persons named as proxies on all other matters as may properly come before the 2021 Annual Meeting, as described herein.

According to the Company’s proxy statement for the 2021 Annual Meeting, the current Board intends to nominate nine candidates for election at the 2021 Annual Meeting. This Proxy Statement is soliciting proxies to elect our Nominees as directors in opposition to four of the incumbent directors. Shareholders who vote on the enclosed WHITE proxy card will also have the opportunity to vote for the candidates who have been nominated by the Company other than Joanna Barsh, Matthew C. Diamond, Thurgood Marshall, Jr. and Kevin P. McDermott. Shareholders will therefore be able to vote for the total number of directors up for election at the 2021 Annual Meeting. Under applicable proxy rules we are required either to solicit proxies only for our Nominees, which could result in limiting the ability of shareholders to fully exercise their voting rights with respect to the Company’s nominees, or to solicit for our Nominees while also allowing shareholders to vote for fewer than all of the Company’s nominees, which enables a shareholder who desires to vote for our Nominees to also vote for certain of the Company’s nominees. The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement. In the event that some of the Nominees are elected, there can be no assurance that the Company nominee(s) who get the most votes and are elected to the Board will choose to serve as on the Board with the Nominees who are elected. The Company has not yet responded to Legion’s request to use a universal proxy card in which all candidates nominated by the Company and Legion appear on a single proxy card. In the event the Company agrees to the use of a universal proxy card, Legion will revise this proxy statement accordingly.

VIRTUAL MEETING

Due to the public health and travel concerns shareholders may have and the changing protocols that federal, state, and local governments may impose as they relate to the current, ongoing COVID-19 pandemic, the Company has disclosed that the 2021 Annual Meeting will be held online via a live webcast at www.cesonlineservices.com/gco21_vm, where you will be able to vote electronically and submit questions during the meeting. No physical meeting will be held. You are entitled to participate in the 2021 Annual Meeting if you are a shareholder of record as of the close of business on the Record Date or if you hold a valid proxy for the 2021 Annual Meeting.

In addition, according to the Company’s proxy statement, in order to attend the 2021 Annual Meeting virtually, you must pre-register by visiting www.cesonlineservices.com/gco21_vm and following the instructions to complete your registration request by 8:00 a.m. Central Time on July 19, 2021.

Registered Shareholders

According to the Company’s proxy statement, shareholders of record as of the Record Date may register to participate in the 2021 Annual Meeting remotely by visiting the website www.cesonlineservices.com/gco21_vm with proof of ownership of shares of the Company’s Common Stock or the Company’s Employees’ Subordinated Convertible Preferred Stock as of June 28, 2021 to complete the registration process. Such proof of ownership may include a copy of the WHITE proxy card received from Legion, the proxy card received from the Company or a statement showing your ownership as of the Record Date.

Beneficial Shareholders

According to the Company’s proxy statement, shareholders whose shares are held through a broker, bank or other nominee as of the Record Date may register to participate in the 2021 Annual Meeting remotely by visiting the website www.cesonlineservices.com/gco21_vm. Such shareholders are instructed to have the blue voting instruction form received from the Company or other communication containing their control number available and follow the instructions to complete your registration request. After registering, shareholders will receive a confirmation email with a link and instructions for accessing the virtual 2021 Annual Meeting. Requests to register to participate in the 2021 Annual Meeting remotely must be received no later than 8:00 a.m. Central Time on July 19, 2021.

Questions on How to Pre-register

If you have any difficulty following the registration process, please contact our proxy solicitor Kingsdale by email at contactus@kingsdaleadvisors.com or toll-free by calling (888) 302-5677.

Attending the 2021 Annual Meeting

According to the Company’s proxy statement, after you register, Corporate Election Services will send you a reminder email prior to the 2021 Annual Meeting with a link and instructions for entering the virtual 2021 Annual Meeting. This reminder email will contain contact information for technical support or any other questions on how to participate in the 2021 Annual Meeting.

Although the 2021 Annual Meeting webcast will begin at 8:00 a.m. Central Time on July 20, 2021, we encourage you to access the 2021 Annual Meeting site prior to the start time to allow ample time to log into the 2021 Annual Meeting webcast and test your computer system. Participants should ensure that they have a reliable Internet connection wherever they intend to participate in the 2021 Annual Meeting. Accordingly, the 2021 Annual Meeting site will first be accessible to registered shareholders beginning at 7:30 a.m. Central Time on the day of the 2021 Annual Meeting. Please be sure to check in by 7:30 a.m. Central Time on July 20, 2021, the day of the 2021 Annual Meeting, so any technical difficulties may be addressed before the 2021 Annual Meeting live webcast begins.

According to the Company’s proxy statement, shareholders as of the close of business on the Record Date who register, attend and participate in the 2021 Annual Meeting will have an opportunity to submit questions live via the Internet during a designated portion of the 2021 Annual Meeting. These shareholders may also submit a question in advance of the 2021 Annual Meeting by registering at www.cesonlineservices.com/gco21_vm.

According to the Company’s proxy statement, the Company will make available a list of shareholders of record as of the close of business on the Record Date for inspection by shareholders for any purpose germane to the 2021 Annual Meeting from July 10, 2021 through July 20, 2021 at its headquarters located at Genesco Park, 1415 Murfreesboro Pike, Nashville, Tennessee 37217. Due to the fact that the normal business hours of its headquarters have been affected due to the COVID-19 pandemic, if you wish to inspect the list, please submit your request, along with proof of ownership, by email to shareholderlist@genesco.com. The list will also be available electronically on the meeting website during the live webcast of the 2021 Annual Meeting.

Whether or not you plan to attend the 2021 Annual Meeting, we urge you to sign, date and return the enclosed WHITE proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone as instructed on the WHITE proxy card. Additional information and our proxy materials can also be found at www.gcoforward.com.

QUORUM; BROKER NON-VOTES; DISCRETIONARY VOTING

A quorum is the minimum number of shares of Voting Stock that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at the meeting. For the 2021 Annual Meeting, the presence in person virtually or by proxy of a majority of the votes entitled to be cast on matters to be considered as of the Record Date at the meeting will constitute a quorum for the transaction of business.

Abstentions and shares represented at the meeting, but not voted on a particular matter due to a broker’s lack of discretionary voting power (“broker non-votes”), will be counted for quorum purposes but not as votes cast FOR or AGAINST a matter. Accordingly, for all proposals, neither abstentions nor broker non-votes will have any legal effect on whether a proposal is approved. Under applicable rules, your broker will not have discretionary authority to vote your shares at the 2021 Annual Meeting on any of the proposals. If you are a shareholder of record as of the close of business on the Record Date, you must deliver your vote by mail or attend the 2021 Annual Meeting and vote in order to be counted in the determination of a quorum.

If you are a shareholder of record as of the close of business on the Record Date, you must deliver your vote by mail or attend the 2021 Annual Meeting virtually and vote in order to be counted in the determination of a quorum.

VOTES REQUIRED FOR APPROVAL

Election of Directors ─ The Company has adopted a plurality vote standard for contested director elections. In a contested election, the nine nominees receiving the highest number of affirmative votes will be elected as directors of the Company. If you abstain from voting on any of the nominees, your shares will be counted for purposes of determining whether there is a quorum, but will have no effect on the election of those nominees. Proxy cards specifying that votes should be withheld with respect to one (1) or more nominees will result in those nominees receiving fewer votes but will not count as votes against the nominees. Neither an abstention nor a broker non-vote will count as a vote cast “FOR” or “AGAINST” a director nominee. Therefore, abstentions and broker non-votes will have no direct effect on the outcome of the election of directors.

Advisory Resolution to Approve Executive Compensation ─ According to the Company’s proxy statement, although the vote is non-binding, assuming that a quorum is present, the advisory vote on the Company’s named executive officers’ compensation requires the approval of a majority of the votes cast and entitled to vote thereon (i.e. the proposal will be deemed approved if the votes cast FOR the proposal exceed the votes cast AGAINST). Abstentions and broker non-votes will have no direct effect on the outcome of this proposal.

Ratification of Appointment of Accountants ─ According to the Company’s proxy statement, assuming that a quorum is present, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2022 requires the approval of a majority of the votes cast and entitled to vote thereon (i.e. the proposal will be deemed approved if the votes cast FOR the proposal exceed the votes cast AGAINST). Abstentions and broker non-votes will have no direct effect on the outcome of this proposal.

If you sign and submit your WHITE proxy card without specifying how you would like your shares voted, your shares will be voted in accordance with Legion’s recommendations specified herein and in accordance with the discretion of the persons named on the WHITE proxy card with respect to any other matters that may be voted upon at the 2021 Annual Meeting.

REVOCATION OF PROXIES

Shareholders of the Company may revoke their proxies at any time prior to exercise by attending the 2021 Annual Meeting and voting virtually (although attendance at the 2021 Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation to the Secretary of the Company by executing a later-dated proxy. The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to Legion in care of Kingsdale at the address set forth on the back cover of this Proxy Statement or to the Company at 1415 Murfreesboro Pike, Suite 490, Nashville, Tennessee 37217, or any other address provided by the Company. Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations be mailed to Legion in care of Kingsdale at the address set forth on the back cover of this Proxy Statement so that we will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding shares of Voting Stock. Additionally, Kingsdale may use this information to contact shareholders who have revoked their proxies in order to solicit later dated proxies for the election of the Nominees.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by Legion. Proxies may be solicited by mail, facsimile, telephone, electronic mail, in person and by advertisements. Solicitations may also be made by certain of the respective directors, officers, members and employees of the Legion Group, none of whom will, except as described elsewhere in this Proxy Statement, receive additional compensation for such solicitation. The Nominees may make solicitations of proxies but, except as described herein, will not receive compensation for acting as director nominees.

The Legion Group has retained Kingsdale for solicitation and advisory services in connection with solicitations relating to the 2021 Annual Meeting. Kingsdale will receive up to $100,000, applicable toward the final fee to be mutually agreed upon by the Legion Group and Kingsdale and reimbursement of reasonable out-of-pocket expenses for its services to the Legion Group in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of Voting Stock held as of the Record Date for the 2021 Annual Meeting. The Legion Group will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, directors, officers, members and certain other employees of the Legion Group may solicit proxies as part of their duties in the normal course of their employment without any additional compensation. It is anticipated that Kingsdale will employ approximately twenty (20) persons to solicit shareholders for the 2021 Annual Meeting.

The Legion Group will pay all costs in connection with the solicitation. The Legion Group may seek reimbursement from the Company of all expenses it incurs in connection with the solicitation but does not intend to submit the question of such reimbursement to a vote of shareholders of the Company. The expenses incurred by the Legion Group to date in furtherance of, or in connection with, the solicitation is approximately $600,000. The Legion Group anticipates that its total expenses will be approximately $1,100,000. The actual amount could be higher or lower depending on the facts and circumstances arising in connection with any the solicitation.

ADDITIONAL PARTICIPANT INFORMATION

The Participants in this proxy solicitation are the Legion Group and the Nominees. The principal business of Legion Partners Holdings is serving as the sole member of Legion Partners Asset Management and sole member of Legion Partners GP. The principal business of each of Legion Partners I and Legion Partners II I is investing in securities. The principal business of Legion Partners GP is serving as the general partner of each of Legion Partners I and Legion Partners II. The principal business of Legion Partners Asset Management is managing investments in securities and serving as the investment advisor of each of Legion Partners I and Legion Partners II. The principal occupation of each of Messrs. Kiper and White is serving as a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings.

The address of the principal office of each of the members of the Legion Group is 12121 Wilshire Blvd, Suite 1240, Los Angeles, CA 90025.

As of the date hereof, Legion Partners I beneficially owns directly 841,197 shares of Common Stock. As of the date hereof, Legion Partners II beneficially owns directly 47,383 shares of Common Stock. As of the date hereof, Legion Partners Holdings beneficially owns directly 100 shares of Common Stock, all of which are held in record name. In addition, as the sole member of Legion Partners Asset Management and sole member of Legion Partners GP, Legion Partners Holdings may also be deemed to beneficially own the 841,197 shares of Common Stock beneficially owned directly by Legion Partners I and 47,383 shares of Common Stock beneficially owned directly by Legion Partners II. As the general partner of each of Legion Partners I and Legion Partners II, Legion Partners GP may be deemed to beneficially own the 841,197 shares of Common Stock beneficially owned directly by Legion Partners I and 47,383 shares of Common Stock beneficially owned directly by Legion Partners II. As the investment advisor of each of Legion Partners I and Legion Partners II, Legion Partners Asset Management may be deemed to beneficially own the 841,197 shares of Common Stock beneficially owned directly by Legion Partners I and 47,383 shares of Common Stock beneficially owned directly by Legion Partners II. As a managing director of Legion Partners Asset Management and managing member of Legion Partners Holdings, each of Messrs. Kiper and White may be deemed to beneficially own the 841,197 shares of Common Stock beneficially owned directly by Legion Partners I, 47,383 shares of Common Stock beneficially owned directly by Legion Partners II, and 100 shares of Common Stock beneficially owned directly by Legion Partners Holdings.

The members of the Legion Group are members of a “group” with the other Participants for the purposes of Section 13(d)(3) of the Exchange Act, and accordingly, the group is deemed to beneficially own the 888,680 shares of Common Stock beneficially owned in the aggregate by the Participants. Each Participant disclaims beneficial ownership with respect to the shares of Common Stock reported owned in this Proxy Statement, that he, she or it does not directly own. For information regarding purchases and sales of securities of the Company during the past two (2) years by the Participants, see Schedule I.

Shares of Common Stock held by any Participant who is a natural person were purchased using personal funds. The shares of Common Stock owned directly by each of Legion Partners I, Legion Partners II and Legion Partners Holdings were purchased with working capital. The purchases effected by Legion Partners II were effected through margin accounts maintained with prime brokers, which extend margin credit as and when required to open or carry positions in their margin accounts, subject to applicable federal margin regulations, stock exchange rules and such firms’ credit policies. Positions in the shares of Common Stock held in such margin accounts may be pledged as collateral security for the repayment of debit balances in such accounts. Since other securities are held in such margin accounts in addition to the Common Stock, it may not possible to determine the amounts, if any, of margin used to purchase the shares of Common Stock held by Legion Partners II at any one time.

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past ten (10) years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant directly or indirectly beneficially owns any securities of the Company; (iii) no Participant owns any securities of the Company which are owned of record but not beneficially; (iv) no Participant has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Participant owns beneficially, directly or indirectly, any securities of the Company; (viii) no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Participant or any of his, her or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant or any of his, her or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (xi) no Participant has a substantial interest, direct or indirect, by securities holdings or otherwise, in any matter to be acted on at the 2021 Annual Meeting; (xii) no Participant holds any positions or offices with the Company; (xiii) no Participant has a family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer; and (xiv) no companies or organizations, with which any of the Participants has been employed in the past five years, is a parent, subsidiary or other affiliate of the Company. There are no material proceedings to which any Participant or any of his, her or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. With respect to each of the Nominees, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten (10) years.

OTHER MATTERS AND ADDITIONAL INFORMATION

Legion is unaware of any other matters to be considered at the 2021 Annual Meeting. However, should other matters, which Legion is not aware of at a reasonable time before this solicitation, be brought before the 2021 Annual Meeting, the persons named as proxies on the enclosed WHITE proxy card will vote on such matters in their discretion.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of the document to you if you write to our proxy solicitor, Kingsdale, at the address set forth on the back cover of this Proxy Statement, or call toll free at (888)-302-5677. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact our proxy solicitor at the above address and telephone number.

The information concerning the Company and the proposals in the Company’s proxy statement contained in this Proxy Statement has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although we have no knowledge that would indicate that statements relating to the Company contained in this Proxy Statement, in reliance upon publicly available information, are inaccurate or incomplete, to date we have not had access to the books and records of the Company, were not involved in the preparation of such information and statements and are not in a position to verify such information and statements. All information relating to any person other than the Participants is given only to the knowledge of Legion.

This Proxy Statement is dated June 7, 2021 and is first being sent to shareholders on or about June 7, 2021. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, and the mailing of this Proxy Statement to shareholders shall not create any implication to the contrary.

SHAREHOLDER PROPOSALS

According to the Company’s proxy statement, proposals of shareholders intended for inclusion in the Company’s proxy materials for the 2022 annual meeting of shareholders under Exchange Act Rule 14a-8 must be received at the Company’s offices at Genesco Park, 1415 Murfreesboro Pike, Nashville, Tennessee 37217, attention of the Corporate Secretary, no later than February 7, 2022. In order to be eligible for inclusion in the proxy materials for such meeting, any such proposal must (i) meet the informational and other requirements set forth in the SEC’s rules and regulations and (ii) be submitted by eligible shareholders.

In addition, according to the Company’s proxy statement, the Company’s Bylaws contain an advance notice provision requiring that, if a shareholder’s proposal is to be brought before and considered at the next annual meeting of shareholders, such shareholder must provide timely written notice thereof to the Secretary of the Company. In the case of an annual meeting to be held on the fourth Thursday in the month of June or within thirty days thereafter, in order to be timely, the notice must be delivered to or mailed to the Corporate Secretary of the Company and received at the principal executive offices of the Company not less than sixty days nor more than ninety days prior to the fourth Thursday in the month of June (or, if less than seventy days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made). In the event the annual meeting is being held on a date other than the fourth Thursday in the month of June, or within thirty days thereafter, or in the case of any special meeting of shareholders, the notice must be sent within ten days after the earlier of (i) the date on which notice of the meeting is first mailed to shareholders or (ii) the date on which public disclosure is first made of the date of such shareholders’ meeting, whichever occurs first. The written notice must include the information required by its Bylaws.

CERTAIN ADDITIONAL INFORMATION REGARDING THE COMPANY

WE HAVE OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS EXPECTED TO BE INCLUDED IN THE COMPANY’S PROXY STATEMENT RELATING TO THE 2021 ANNUAL MEETING BASED ON RELIANCE ON RULE 14A-5(C). THIS DISCLOSURE IS EXPECTED TO INCLUDE, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON THE COMPANY’S DIRECTORS, INFORMATION CONCERNING EXECUTIVE COMPENSATION, SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE OF THE COMPANY’S DIRECTORS, RELATED PERSON TRANSACTIONS AND GENERAL INFORMATION CONCERNING THE COMPANY’S ADMINISTRATION AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. SEE SCHEDULE II FOR INFORMATION REGARDING PERSONS WHO BENEFICIALLY OWN MORE THAN 5% OF THE SHARES AND THE OWNERSHIP OF THE SHARES BY THE OWNERS, DIRECTORS AND MANAGEMENT OF THE COMPANY.

The information concerning the Company contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information.

________________

Your vote is important. No matter how many or how few shares you own, please vote to elect the Nominees by marking, signing, dating and mailing the enclosed WHITE proxy card promptly.

Dated: June 7, 2021

LEGION PARTNERS HOLDINGS, LLC

SCHEDULE I

TRANSACTIONS IN SECURITIES OF the Company
DURING THE PAST TWO YEARS

Nature of Transaction	Amount of Securities Purchased/(Sold)	Date of Transaction

Legion Partners, L.P. I

Purchase of Common Stock	39,912	01/08/2021
Purchase of Common Stock	63,575	01/11/2021
Short Sale of January 15, 2021 Put Option ($35.00 Strike Price)[1]	(95,000)	01/11/2021
Short Sale of February 19, 2021 Put Option ($40.00 Strike Price)[2]	(90,500)	01/13/2021
Short Sale of February 19, 2021 Put Option ($40.00 Strike Price)[2]	(4,900)	01/19/2021
Short Sale of February 19, 2021 Put Option ($40.00 Strike Price)[2]	(95,000)	01/20/2021
Short Sale of February 19, 2021 Put Option ($40.00 Strike Price)[2]	(126,800)	01/21/2021
Short Sale of February 19, 2021 Put Option ($40.00 Strike Price)[2]	(95,000)	01/22/2021
Purchase of Common Stock	13,552	01/27/2021
Short Sale of February 19, 2021 Put Option ($45.00 Strike Price)[3]	(110,800)	02/03/2021
Short Sale of February 19, 2021 Put Option ($45.00 Strike Price)[3]	(94,300)	02/05/2021
Short Sale of February 19, 2021 Put Option ($45.00 Strike Price)[3]	(44,400)	02/05/2021
Purchase of February 19, 2021 Put Option ($40.00 Strike Price)[4]	94,300	02/08/2021
Purchase of February 19, 2021 Put Option ($40.00 Strike Price)[4]	27,600	02/08/2021
Short Sale of February 19, 2021 Put Option ($50.00 Strike Price)[5]	(94,300)	02/08/2021
Short Sale of February 19, 2021 Put Option ($50.00 Strike Price)[5]	(27,600)	02/08/2021
Purchase of February 19, 2021 Put Option ($40.00 Strike Price)[4]	60,900	02/09/2021
Short Sale of February 19, 2021 Put Option ($50.00 Strike Price)[5]	(60,900)	02/09/2021
Purchase of February 19, 2021 Put Option ($40.00 Strike Price)[4]	42,600	02/10/2021
Short Sale of February 19, 2021 Put Option ($50.00 Strike Price)[5]	(42,600)	02/10/2021
Purchase of February 19, 2021 Put Option ($40.00 Strike Price)[4]	45,900	02/11/2021
Short Sale of February 19, 2021 Put Option ($50.00 Strike Price)[5]	(45,900)	02/11/2021

Purchase of February 19, 2021 Put Option ($40.00 Strike Price)[4]	37,800	02/12/2021
Short Sale of February 19, 2021 Put Option ($50.00 Strike Price)[5]	(38,800)	02/12/2021
Purchase of February 19, 2021 Put Option ($40.00 Strike Price)[4]	30,400	02/12/2021
Short Sale of February 19, 2021 Put Option ($50.00 Strike Price)[5]	(30,400)	02/12/2021
Acquisition of Common Stock[6]	85,700	02/18/2021
Acquisition of Common Stock[6]	254,800	02/19/2021
Acquisition of Common Stock[6]	125,100	02/19/2021
Short Sale of March 19, 2021 Put Option ($50.00 Strike Price)[7]	(63,000)	02/22/2021
Short Sale of March 19, 2021 Put Option ($55.00 Strike Price)[5]	(63,000)	02/22/2021
Purchase of March 19, 2021 Put Option ($50.00 Strike Price)[4]	63,000	03/11/2021
Short Sale of March 19, 2021 Put Option ($55.00 Strike Price)[5]	(63,000)	03/11/2021
Acquisition of Common Stock[6]	112,800	03/18/2021
Acquisition of Common Stock[6]	13,200	03/19/2021
Short Sale of April 16, 2021 Put Option ($55.00 Strike Price)[7]	(89,200)	03/22/2021
Purchase of April 16, 2021 Put Option ($55.000 Strike Price)[4]	89,200	04/05/2021
Purchase of Common Stock	80,280	04/05/2021
Purchase of Common Stock	1,976	04/05/2021
Purchase of Common Stock	657	04/08/2021
Purchase of Common Stock	49,645	04/20/2021

Legion Partners, L.P. II

Purchase of Common Stock	2,088	01/08/2021
Purchase of Common Stock	3,325	01/11/2021
Short Sale of January 15, 2021 Put Option ($35.00 Strike Price)[1]	(5,000)	01/11/2021
Short Sale of February 19, 2021 Put Option ($40.00 Strike Price)[2]	(4,700)	01/13/2021
Short Sale of February 19, 2021 Put Option ($40.00 Strike Price)[2]	(300)	01/19/2021
Short Sale of February 19, 2021 Put Option ($40.00 Strike Price)[2]	(5,000)	01/20/2021
Short Sale of February 19, 2021 Put Option ($40.00 Strike Price)[2]	(6,600)	01/21/2021
Short Sale of February 19, 2021 Put Option ($40.00 Strike Price)[2]	(5,000)	01/22/2021
Purchase of Common Stock	706	01/27/2021
Short Sale of February 19, 2021 Put Option ($45.00 Strike Price)[3]	(6,700)	02/03/2021
Short Sale of February 19, 2021 Put Option ($45.00 Strike Price)[3]	(5,700)	02/05/2021

Short Sale of February 19, 2021 Put Option ($45.00 Strike Price)[3]	(2,700)	02/05/2021
Purchase of February 19, 2021 Put Option ($40.00 Strike Price)[4]	5,700	02/08/2021
Purchase of February 19, 2021 Put Option ($40.00 Strike Price)[4]	1,700	02/08/2021
Short Sale of February 19, 2021 Put Option ($50.00 Strike Price)[5]	(5,700)	02/08/2021
Short Sale of February 19, 2021 Put Option ($50.00 Strike Price)[5]	(1,700)	02/08/2021
Purchase of February 19, 2021 Put Option ($40.00 Strike Price)[4]	3,400	02/09/2021
Short Sale of February 19, 2021 Put Option ($50.00 Strike Price)[5]	(3,400)	02/09/2021
Purchase of February 19, 2021 Put Option ($40.00 Strike Price)[4]	2,400	02/10/2021
Short Sale of February 19, 2021 Put Option ($50.00 Strike Price)[5]	(2,400)	02/10/2021
Purchase of February 19, 2021 Put Option ($40.00 Strike Price)[4]	2,600	02/11/2021
Short Sale of February 19, 2021 Put Option ($50.00 Strike Price)[5]	(2,600)	02/11/2021
Purchase of February 19, 2021 Put Option ($40.00 Strike Price)[4]	2,100	02/12/2021
Short Sale of February 19, 2021 Put Option ($50.00 Strike Price)[5]	(2,200)	02/12/2021
Purchase of February 19, 2021 Put Option ($40.00 Strike Price)[4]	1,700	02/12/2021
Short Sale of February 19, 2021 Put Option ($50.00 Strike Price)[5]	(1,700)	02/12/2021
Acquisition of Common Stock[6]	19,700	02/19/2021
Acquisition of Common Stock[6]	7,500	02/19/2021
Short Sale of March 19, 2021 Put Option ($50.00 Strike Price)[7]	(3,000)	02/22/2021
Short Sale of March 19, 2021 Put Option ($55.00 Strike Price)[5]	(3,000)	02/22/2021
Purchase of March 19, 2021 Put Option ($50.00 Strike Price)[4]	3,000	03/11/2021
Short Sale of March 19, 2021 Put Option ($55.00 Strike Price)[5]	(3,000)	03/11/2021
Acquisition of Common Stock[6]	6,000	03/18/2021
Short Sale of April 16, 2021 Put Option ($55.00 Strike Price)[7]	(5,600)	03/22/2021
Purchase of April 16, 2021 Put Option ($55.000 Strike Price)[4]	5,600	04/05/2021
Purchase of Common Stock	5,040	04/05/2021
Purchase of Common Stock	124	04/05/2021
Purchase of Common Stock	43	04/08/2021
Purchase of Common Stock	2,857	04/20/2021

Legion Partners Holdings, LLC

Purchase of Common Stock	100	01/11/2021

________________________

1 Represents shares of Common Stock underlying American-style put options sold short in the over-the-counter market, all of which expired on January 15, 2021.

2 Represents shares of Common Stock underlying American-style put options sold short in the over-the-counter market, all of which were partially covered or expired on February 19, 2021.

3 Represents shares of Common Stock underlying American-style put options sold short in the over-the-counter market, all of which were partially assigned or expired on February 19, 2021.

4 Represents shares of Common Stock underlying American-style put options purchased to cover a short.

5 Represents shares of Common Stock underlying American-style put options sold short in the over-the-counter market, all of which were assigned.

6 Represents shares of Common Stock acquired in connection with the assignment of certain American-style put options that were sold short in the over-the-counter market.

7 Represents shares of Common Stock underlying American-style put options sold short in the over-the-counter market, all of which were covered.

SCHEDULE II

The following table is reprinted from the Company’s definitive proxy statement filed with the Securities and Exchange Commission on June 7, 2021.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS

The following table sets forth the ownership, according to the most recent filings of Schedules 13G and 13D and amendments thereto, as applicable, by the beneficial owners which, as of the record date for this meeting, own beneficially more than 5% of the Company’s common stock. Percentages are calculated based on 14,955,924 outstanding shares as of June 3, 2021. None of such persons owns any equity securities of the Company other than common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. (1) 55 East 52nd Street New York, New York 10055	2,296,603	15.4

FMR LLC (2) 245 Summer Street Boston, Massachusetts 02210	1,391,171	9.3

The Vanguard Group (3) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	1,248,828	8.4

Dimensional Fund Advisors LP (4) Building One, 6300 Bee Cave Road Austin, Texas 78746	981,977	6.6

Legion (and certain of its affiliates) (5) 12121 Wilshire Blvd, Suite 1240 Los Angeles, California 90025	888,680	5.9

_____________________

(1)	Based upon a Schedule 13G/A filed January 26, 2021, showing sole voting power with respect to 2,268,547 shares and sole dispositive power with respect to 2,296,603 shares.

(2)	Based upon a Schedule 13G filed February 8, 2021, showing sole voting power with respect to 107,732 shares and sole dispositive power with respect to 1,391,171 shares.

(3)	Based upon a Schedule 13G/A filed February 10, 2021, showing shared voting power with respect to 16,862 shares, sole dispositive power with respect to 1,219,601 shares, and shared dispositive power with respect to 29,227 shares.

(4)	Based upon a Schedule 13G/A filed February 12, 2021, showing sole voting power with respect to 934,465 shares and sole dispositive power with respect to 981,977 shares.

(5)	Based upon a Schedule 13D dated April 12, 2021, as amended April 22, 2021, with respect to Legion Partners, LLC showing shared voting power with respect to 888,680 shares and shared dispositive power with respect to 888,680 shares; with respect to Legion Partners, L.P. I showing shared voting power with respect to 841,197 shares and shared dispositive power with respect to 841,197 shares; with respect to Legion Partners, L.P. II showing shared voting power with respect to 47,383 shares, and shared dispositive power with respect to 47,383 shares; with respect to Legion Partners, LLC showing shared voting power with respect to 888,580 shares and shared dispositive power with respect to 888,580 shares; with respect to Legion Partners Asset Management, LLC showing shared voting power with respect to 888,580 shares and shared dispositive power with respect to 888,580 shares; with respect to Legion Partners Holdings, LLC showing shared voting power with respect to 888,680 shares and shared dispositive power with respect to 888,680 shares; with respect to Christopher S. Kiper showing shared voting power with respect to 888,680 shares and shared dispositive power with respect to 888,680 shares; with respect to Raymond T. White showing shared voting power with respect to 888,680 shares and shared dispositive power with respect to 888,680 shares.

 II-1

IMPORTANT

Tell the Board what you think! Your vote is important. No matter how many shares of Voting Stock you own, please give Legion your proxy “FOR” the election of the Nominees and in accordance with Legion’s recommendations on the other proposals on the agenda for the 2021 Annual Meeting by taking these three steps:

•	SIGNING the enclosed WHITE proxy card;

•	DATING the enclosed WHITE proxy card; and

•	MAILING the enclosed WHITE proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

You may vote your shares virtually at the 2021 Annual Meeting, however, even if you plan to attend the 2021 Annual Meeting, we recommend that you submit your WHITE proxy card by mail by the applicable deadline so that your vote will still be counted if you later decide not to attend the 2021 Annual Meeting. If any of your shares of Voting Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of Voting Stock and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed WHITE voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Kingsdale at the address set forth below.

Strategic Shareholder Advisor and Proxy Solicitation Agent

745 Fifth Avenue, 5th Floor, New York, NY 10151

North American Toll Free Phone:

1-888-302-5677

Email: contactus@kingsdaleadvisors.com

Call Collect Outside North America: 416-867-2272

WHITE PROXY CARD

GENESCO INC.

2021 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF LEGION PARTNERS HOLDINGS, LLC

THE BOARD OF DIRECTORS OF GENESCO INC.
IS NOT SOLICITING THIS PROXY

P        R        O        X        Y

The undersigned appoints Raymond White and Christopher Kiper, and each of them, attorneys and agents with full power of substitution to vote all shares of Common Stock or Employees’ Convertible Preferred Stock (together with the Common Stock, the “Voting Stock”) of Genesco Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2021 Annual Meeting of Shareholders of the Company scheduled to be held in a virtual format on July 20, 2021 at 8:00 a.m. Central Time online via a live webcast on the internet (including any adjournments or postponements thereof and any meeting called in lieu thereof, the “2021 Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of Voting Stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the 2021 Annual Meeting that are unknown to Messrs. White and Kiper a reasonable time before this solicitation, each of whom are deemed participants in this solicitation.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED “FOR ALL NOMINEES” IN PROPOSAL 1, “AGAINST” PROPOSAL 2, AND “FOR” PROPOSAL 3.

This Proxy will be valid until the sooner of one year from the date indicated on the reverse and the completion of the 2021 Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting

This Proxy Statement and our WHITE proxy card are available at

www.GCOForward.com

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

WHITE PROXY CARD

[X] Please mark vote as in this example

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS, THIS PROXY WILL BE VOTED “FOR ALL NOMINEES” IN PROPOSAL 1, “AGAINST” PROPOSAL 2, AND“FOR” PROPOSAL 3. LEGION PARTNERS HOLDINGS STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR ALL NOMINEES” LISTED BELOW IN PROPOSAL 1 AND “AGAINST” PROPOSAL 2. LEGION PARTNERS HOLDINGS MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSAL 3.

1.	Legion Partners Holdings’ proposal to elect Marjorie L. Bowen, Margenett Moore-Roberts, Dawn H. Robertson and Hobart P. Sichel to the Board to serve as directors with a term expiring at the 2022 annual meeting of shareholders and until their respective successors are duly elected and qualified.

		FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL NOMINEES EXCEPT NOMINEE(S) WRITTEN BELOW
Nominees:	Marjorie L. Bowen Margenett Moore-Roberts Dawn H. Robertson Hobart P. Sichel	☐	☐	☐ ________________ ________________ ________________ ________________

Legion Partners Holdings does not expect that any of its nominees will be unable to stand for election, but, in the event that any nominee is unable to serve or for good cause will not serve, the shares of Voting Stock represented by this proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under the Company’s organizational documents and applicable law. In addition, Legion Partners Holdings has reserved the right to nominate substitute person(s) if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any nominee, to the extent this is not prohibited under the Company’s organizational documents and applicable law. In any such case, shares of Voting Stock represented by this proxy card will be voted for such substitute nominee(s).

Legion Partners Holdings intends to use this proxy to vote (i) “FOR” Marjorie L. Bowen, Margenett Moore-Roberts, Dawn H. Robertson and Hobart P. Sichel and (ii) “FOR” the candidates who have been nominated by the Company to serve as directors, other than Joanna Barsh, Matthew C. Diamond, Thurgood Marshall, Jr. and Kevin P. McDermott, for whom Legion Partners Holdings is not seeking authority to vote for and will not exercise any such authority. The names, backgrounds and qualifications of the candidates who have been nominated by the Company, and other information about them, can be found in the Company’s proxy statement. There is no assurance that any of the candidates who have been nominated by the Company will serve as directors if our Nominees are elected.

NOTE: If you do not wish for your shares to be voted “FOR” a particular nominee, mark the “FOR ALL NOMINEES EXCEPT NOMINEE(S) WRITTEN BELOW” box and write the name(s) of the nominee(s) you do not support on the line(s) above. Your shares will be voted for the remaining nominee(s).

WHITE PROXY CARD

2.	The Company’s proposal to vote on a non-binding, advisory resolution to approve the compensation of the Company’s named executive officers.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	The Company’s proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending January 29, 2022.

☐	FOR	☐	AGAINST	☐	ABSTAIN

DATED:

(Signature)

(Signature, if held jointly)

(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.